As filed with the Securities and Exchange Commission on December 23, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	31-1455414 (I.R.S. Employer Identification No.)

1230 Peachtree Street, NE, Suite 600 Atlanta, Georgia (Address of principal executive offices)	30309 (Zip Code)

Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan

New Employee Inducement Stock Option Awards

(Full title of each plan)

Jack W. Kennedy Jr.

Senior Vice President, Administration & Chief Legal Counsel

1230 Peachtree Street, NE, Suite 600

Atlanta, Georgia 30309

(404) 446-2052

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Paul Davis Fancher

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,600,000	(2)	$1.32(3)	$2,112,000	$212.68
Common Stock, par value $0.01 per share	125,000	(4)	$6.14(5)	$767,500	$77.29
Common Stock, par value $0.01 per share	75,000	(6)	$5.50(5)	$412,500	$41.54
Common Stock, par value $0.01 per share	100,000	(7)	$4.57(5)	$457,000	$46.02
Total	1,900,000			$3,749,000	$377.53

(1)                                 Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) and the new employee inducement stock option awards.  Pursuant to Rule 416(a) under the Securities Act, this registration statement also includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                 Includes 1,600,000 shares of Common Stock issuable under the 2013 Plan.  The registrant previously registered 2,000,000 shares of Common Stock issuable under the 2013 Plan on a Form S-8 filed on May 22, 2013 (Reg. No. 333-188764).

(3)                                 Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the NASDAQ Capital Market on December 22, 2015.

(4)                                 Represents shares of Common Stock potentially issuable upon the exercise of a new employee inducement stock option award granted on February 3, 2014.

(5)                                 Pursuant to Rule 457(h) under the Securities Act, the offering price for each new employee inducement stock option award is equal to the exercise price for such stock option.

(6)                                 Represents shares of Common Stock potentially issuable upon the exercise of a new employee inducement stock option award granted on March 6, 2014.

(7)                                 Represents shares of Common Stock potentially issuable upon the exercise of a new employee inducement stock option award granted on September 10, 2014.

Explanatory Note

Streamline Health Solutions, Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) and (ii) 300,000 shares of Common Stock issuable under previously-announced new employee inducement stock option awards granted on February 3, 2014, March 6, 2014 and September 10, 2014 (the “Inducement Awards”).  The 2013 Plan, including the shares available for issuance under the 2013 Plan, was approved by the Company’s stockholders on August 19, 2014.  The new employee inducement stock option awards did not require stockholder approval pursuant to Rule 4350(i)(1)(A)(iv) of the NASDAQ Stock Market Marketplace Rules.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.                                                         Plan Information. †

Item 2.                                                         Registrant Information and Employee Plan Annual Information. †

†  The documents constituting Part I of this registration statement have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement.  The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above mentioned information should be directed to:  Streamline Health Solutions, Inc., 1230 Peachtree Street, NE, Suite 600, Atlanta, Georgia, 30309, Attention:  Secretary, telephone number (404) 446-2052.

Part II — Information Required in the Registration Statement

Item 3.                                                         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a)                                 The Company’s Annual Report on Form 10-K for the year ended January 31, 2015, filed on April 16, 2015;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April

30, 2015, filed on June 9, 2015;

(c)                                  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015, filed on September 3, 2015;

(d)                                 The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2015, filed on December 10, 2015;

(e)                                  The Company’s Current Reports on Form 8-K filed on May 29, 2015 and December 16, 2015; and

(f)                                   The description of the Company’s Common Stock included in Amendment No. 2 to the Company’s Registration Statement on Form 8-A filed with the SEC on December 23, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters any shares of such Common Stock then remaining unsold, also shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Article Ninth of the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), contains provisions permitted by Section 102(b)(7) of the DGCL, which eliminate personal liability of members of the Company’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Certificate of Incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the statute, or obtaining an improper personal benefit. The Certificate of Incorporation states that if the DGCL is amended to authorize further elimination or limitation on director liability, such liability shall be limited to the fullest extent permitted by the amended DGCL.

Article Eighth of the Certificate of Incorporation and Article VII of the Company’s Bylaws, as amended to date (the “Bylaws”), provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article Eighth of the Certificate of Incorporation and Article VII of the Bylaws further provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of the Certificate of Incorporation and Article VII of the Bylaws further provide for indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, issue or matter to the extent that a director or officer of the Company or a person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

In addition, Article Eighth of the Certificate of Incorporation and Article VII of the Bylaws provide that the right to indemnification and advancement of expenses shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Furthermore, Article Eighth of the Certificate of Incorporation and Article VII of the Bylaws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL.

The Company has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Company will indemnify each of its directors and officers to the fullest extent permitted by law.

The Company also maintains a directors’ and officers’ liability insurance policy that insures the Company’s directors and officers against such liabilities as are customarily covered by such policies.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of Streamline Health Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on September 15, 2014)

3.2	Amended and Restated Bylaws (as amended through March 28, 2014) of Streamline Health Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 3, 2014)

5	Opinion of Troutman Sanders LLP

23.1	Consent of KPMG LLP

23.2	Consent of BDO USA, LLP

23.3	Consent of Troutman Sanders LLP (included in opinion filed as Exhibit 5)

24	Power of Attorney (included on signature page)

99.1

Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 21, 2014)

99.2	New Employee Inducement Stock Option Award dated September 10, 2014 by and between Streamline Health Solutions, Inc. and David Sides

99.3	New Employee Inducement Stock Option Award dated March 6, 2014 by and between Streamline Health Solutions, Inc. and Lois Rickard

99.4	New Employee Inducement Stock Option Award dated February 3, 2014 by and between Streamline Health Solutions, Inc. and Randy Salisbury

Item 9.                                                         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on December 23, 2015.

Streamline Health Solutions, Inc.

By:	/s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title:	Senior Vice President, Administration and
Chief Legal Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David W. Sides, Nicholas A. Meeks and Jack W. Kennedy Jr., each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 23, 2015.

Signature	Title

/s/ David W. Sides	President, Chief Executive Officer and Director
David W. Sides	(Principal Executive Officer)

/s/ Nicholas A. Meeks	Senior Vice President and Chief Financial Officer
Nicholas A. Meeks	(Principal Financial Officer)

/s/ Michael Halloran	Controller
Michael Halloran	(Principal Accounting Officer)

/s/ Jonathan R. Phillips	Chairman of the Board
Jonathan R. Phillips

/s/ Michael K. Kaplan	Director
Michael K. Kaplan

/s/ Allen S. Moseley	Director
Allen S. Moseley

/s/ Judith E. Starkey	Director
Judith E. Starkey

/s/ Michael G. Valentine	Director
Michael G. Valentine

Exhibit Index

Filed
Exhibit No.	Description	Herewith	By Reference
3.1	Certificate of Incorporation of Streamline Health Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on September 15, 2014)		X

3.2	Amended and Restated Bylaws (as amended through March 28, 2014) of Streamline Health Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 3, 2014)		X

5	Opinion of Troutman Sanders LLP	X

23.1	Consent of KPMG LLP	X

23.2	Consent of BDO USA, LLP	X

23.3	Consent of Troutman Sanders LLP (included in opinion filed as Exhibit 5)	X

24	Power of Attorney (included on signature page)	X

99.1

Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 21, 2014)

X

99.2	New Employee Inducement Stock Option Award dated September 10, 2014 by and between Streamline Health Solutions, Inc. and David Sides	X

99.3	New Employee Inducement Stock Option Award dated March 6, 2014 by and between Streamline Health Solutions, Inc. and Lois Rickard	X

99.4	New Employee Inducement Stock Option Award dated February 3, 2014 by and between Streamline Health Solutions, Inc. and Randy Salisbury	X